AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2016 EARNINGS ANNOUNCEMENT
November 19, 2015
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 19, 2015 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition

Autodesk is undergoing a business model transition in which the company will discontinue selling new perpetual licenses in favor of subscriptions and flexible license arrangements. During the transition, billings, revenue, gross margin, operating margin, EPS, deferred revenue, and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new offerings bring a wider variety of price points. The Company has introduced several new metrics to help investors understand its financial performance during and after the transition, as shown below.

Third Quarter Fiscal 2016 Overview

•	Total subscriptions increased by approximately 80,000 from the second quarter of fiscal 2016 to 2.47 million at the end of the third quarter.

•	Total annualized recurring revenue (ARR) was $1.35 billion, an increase of 15 percent compared to the third quarter last year as reported, and 18 percent on a constant currency basis.

•	Deferred revenue increased 20 percent to $1.21 billion, compared to $1.01 billion in the third quarter last year.

•	Total billings decreased 9 percent compared to the third quarter last year as reported, and 4 percent on a constant currency basis.

•	Revenue was $600 million, a decrease of 3 percent compared to the third quarter last year as reported, and an increase of 2 percent on a constant currency basis.

•	Total GAAP spend (cost of revenue plus operating expenses) was $615 million, an increase of 2 percent compared to the third quarter last year.

•	Total non-GAAP spend was $545 million, an increase of 1 percent compared to the third quarter last year.

•	GAAP operating margin was (2) percent, compared to 2 percent in the third quarter last year.

•	Non-GAAP operating margin was 9 percent, compared to 13 percent in the third quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•	GAAP diluted net loss per share was $(0.19). GAAP diluted net income per share was $0.05 in the third quarter last year.

•	Non-GAAP diluted net income per share was $0.14, compared to $0.25 in the third quarter last year.

•	Cash flow from operating activities was $80 million, compared to $136 million in the third quarter last year.

Billings and Subscriptions Review*

Total billings for the third quarter decreased 9 percent compared to the third quarter last year as reported, and 4 percent on a constant currency basis. The decrease is related primarily to the decline in license billings resulting from the business model transition noted on page 1 of this document.

Subscription billings (includes Maintenance Subscription, cloud services, and a portion of Desktop Subscription) decreased 6 percent, compared to the third quarter last year as reported, and 1 percent on a constant currency basis. The decrease is related primarily to a decrease in Maintenance Subscription billings.

Total subscriptions were 2.47 million, an increase of approximately 80,000 from the second quarter of fiscal 2016. Maintenance subscriptions were 2.10 million, an increase of 33,000. New model subscriptions (Desktop, enterprise flexible license, and cloud subscription) were 366,000, an increase of 47,000. The increase in new model subscriptions was led by Desktop subscriptions.

* For definitions, please view the Glossary of Terms later in this document.

Revenue Analysis*

(in millions)	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Total net revenue (1)	$618	$665	$647	$610	$600
License and other revenue	$321	$354	$327	$291	$281
Subscription revenue	$298	$310	$320	$319	$319
Total annualized recurring revenue (ARR)	$1,181	$1,255	$1,321	$1,337	$1,354
Maintenance ARR	$1,071	$1,103	$1,141	$1,133	$1,133
New model ARR	$110	$152	$180	$204	$221
Recurring revenue (2)	48%	47%	51%	55%	56%
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2)    Prior period balances have been adjusted to conform with current period presentation.

Total net revenue for the third quarter decreased 3 percent to $600 million compared to the third quarter last year as reported and increased 2 percent on a constant currency basis.

License and other revenue for the third quarter decreased 12 percent to $281 million compared to the third quarter last year. The decline in license and other revenue was related primarily to the business model transition noted on page 1 of this document.

Subscription revenue for the third quarter increased 7 percent to $319 million compared to the third quarter last year. Growth in subscription revenue was related primarily to an increase in maintenance subscription revenue.

Total ARR for the third quarter increased 15 percent to $1.35 billion compared to the third quarter last year as reported, and 18 percent on a constant currency basis. Maintenance ARR was $1.13 billion and increased 6 percent compared to the third quarter last year as reported, and 9 percent on a constant currency basis. New model ARR was $221 million and increased 100 percent compared to the third quarter last year as reported, and 107 percent on a constant currency basis.

Recurring revenue was 56 percent compared to 48 percent in the third quarter last year.

Backlog was $3 million, a decrease of $19 million compared to the third quarter last year and an increase of $2 million sequentially. At the end of the third quarter, channel inventory was less than one week.

* For definitions, please view the Glossary of Terms later in this document.

Revenue by Geography

(in millions)	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Americas	$231	$238	$244	$236	$236
EMEA	$238	$273	$245	$226	$225
Asia Pacific	$149	$154	$157	$148	$139

Emerging Economies	$95	$107	$93	$92	$88
Emerging as a percentage of Total Revenue	15%	16%	14%	15%	15%

Revenue in the Americas was $236 million, an increase of 2 percent compared to the third quarter last year. Growth in the Americas was led by the U.S.

Revenue in EMEA was $225 million, a decrease of 5 percent compared to the third quarter last year as reported and an increase of 2 percent on a constant currency basis, primarily related to a decline in central Europe.

Revenue in APAC was $139 million, a decrease of 7 percent compared to the third quarter last year as reported and 1 percent on a constant currency basis, primarily related to a decline in Japan.

Revenue from emerging economies was $88 million, a decrease of 8 percent compared to the third quarter last year as reported and 6 percent on a constant currency basis. Growth in China was more than offset by declines in the other BRIC countries. As a matter of reference, none of the individual BRIC countries currently represent more than 4 percent of total revenue.

Revenue by Product Type (1)

(in millions)	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Flagship	$288	$298	$299	$272	$267
Suites	$225	$249	$240	$226	$218
New and Adjacent	$105	$117	$108	$112	$114
___________
(1) Totals may not agree with the sum of the components due to rounding.

Revenue from Flagship products was $267 million, a decrease of 7 percent compared to the third quarter last year.

Revenue from Suites was $218 million, a decrease of 3 percent compared to the third quarter last year. Revenue from Suites was 36 percent of total revenue.

Revenue from New and Adjacent products was $114 million, an increase of 9 percent compared to the third quarter last year.

Revenue by Business Segment

(in millions)	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Architecture, Engineering and Construction	$217	$242	$237	$233	$225
Manufacturing	$170	$190	$185	$171	$175
Platform Solutions and Emerging Business	$188	$189	$185	$164	$161
Media and Entertainment	$43	$43	$40	$41	$39

Revenue from our AEC business segment was $225 million, an increase of 4 percent compared to the third quarter last year driven by growth from our AEC flexible enterprise offerings. Revenue from our AEC suites increased 4 percent compared to the third quarter last year, led by growth in Building Design Suite and Infrastructure Design Suite.

Revenue from our Manufacturing business segment was $175 million, an increase of 3 percent compared to the third quarter last year. Growth in our Manufacturing segment was primarily from Delcam. Revenue from our Manufacturing suites decreased 2 percent compared to the third quarter last year.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $161 million, a decrease of 15 percent compared to the third quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $146 million, a decrease of 12 percent compared to the third quarter last year, related primarily to a decrease in AutoCAD LT.

Revenue from our Media and Entertainment (M&E) business segment was $39 million, a decrease of 9 percent compared to the third quarter last year primarily related to a decline in animation software.

Foreign Currency Impact

(in millions)	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
FX Impact on Total Billings	$(5)	$(32)	$(31)	$(50)	$(36)
FX Impact on Total Revenue	$(4)	$(11)	$(22)	$(25)	$(28)
FX Impact on Cost of Revenue and Operating Expenses	$3	$14	$22	$25	$24
FX Impact on Operating Income	$(1)	$3	$—	$—	$(4)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates and hedging was $36 million unfavorable on billings. Compared to the second quarter of this year, the impact of foreign currency exchange rates and hedging was $8 million unfavorable on billings.

Compared to the third quarter of last year, the impact of foreign currency exchange rates, including the benefits of our hedging program, was $28 million unfavorable on revenue and $24 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Cash Flows from Operating Activities	$136	$257	$87	$77	$80
Capital Expenditures	$28	$16	$13	$17	$12
Depreciation, Amortization and Accretion	$37	$36	$38	$36	$36
Total Cash and Marketable Securities, net of long-term debt	$1,407	$1,549	$1,521	$1,466	$1,338
Days Sales Outstanding	55	63	44	59	55
Deferred Revenue	$1,006	$1,157	$1,154	$1,236	$1,212

Cash flow from operating activities during the third quarter was $80 million, a decrease of 41 percent compared to the third quarter last year, primarily related to a decline in billings and net income.

Approximately 73 percent of the total cash and investments is located offshore. Net of long-term debt, cash and investments at the end of the third quarter was approximately $1.34 billion. Total long-term debt at the end of the third quarter was $1.49 billion.

During the third quarter, Autodesk used $150 million to repurchase approximately 3.2 million shares of common stock at an average repurchase price of $46.33 per share. Over the first nine months of FY16, Autodesk used $358 million to repurchase approximately 6.9 million shares of common stock at an average repurchase price of $51.59 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Days sales outstanding (DSO) was 55 days, which was flat compared to the third quarter last year.

Deferred revenue was $1.21 billion, an increase of 20 percent compared to the third quarter last year.  The increase is primarily related to the increase in subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review

	3Q 2015	4Q 2015	1Q 2016	2Q 2016	3Q 2016
Gross Margin
Gross Margin - GAAP	86%	87%	86%	85%	85%
Gross Margin - Non-GAAP	89%	89%	88%	87%	87%
Operating Expenses (in millions)
Operating Expenses - GAAP	$517	$561	$533	$512	$524
Operating Expenses - Non-GAAP	$467	$506	$477	$466	$469
Operating Margin
Operating Margin - GAAP	2%	2%	3%	1%	(2)%
Operating Margin - Non-GAAP	13%	13%	15%	11%	9%
Earnings Per Share
Diluted Net Income (Loss) Per Share - GAAP	$0.05	$0.05	$0.08	$(1.18)	$(0.19)
Diluted Net Income Per Share - Non-GAAP	$0.25	$0.25	$0.30	$0.19	$0.14

GAAP gross margin in the third quarter was 85 percent. Non-GAAP gross margin in the third quarter was 87 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to the decline in license revenue attributed to the business model transition and higher cloud-related costs.

GAAP operating expenses increased 1 percent year-over-year primarily related to higher employee-related costs. Non-GAAP operating expenses were flat year-over-year.

Total GAAP spend (cost of revenue plus operating expenses) was $615 million, an increase of 2 percent compared to the third quarter last year. Total non-GAAP total spend was $545 million, an increase of 1 percent compared to the third quarter last year.

GAAP operating margin was (2) percent compared to 2 percent in the third quarter last year. Non-GAAP operating margin was 9 percent compared to 13 percent in the third quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the decline in revenue as well as the changes in respective cost of revenue and operating expenses noted above.

The third quarter non-GAAP effective tax rate was 27 percent.

GAAP diluted net loss per share for the third quarter was $(0.19). Non-GAAP diluted net income per share for the third quarter was $0.14.

For the third quarter, the GAAP and non-GAAP share count used to compute basic net (loss) income per share was 225.3 million. The GAAP share count used to compute diluted net loss per share was 225.3 million. The non-GAAP share count used to compute diluted net income per share was 228.7 million.

Autodesk recorded $21 million in GAAP tax expense for the third quarter.  For the current fiscal year, Autodesk recorded a non-cash GAAP tax charge of $231 million to establish a valuation allowance on certain U.S. deferred tax assets.  Due to Autodesk's pre-tax U. S. GAAP cumulative loss over the last three years, the company evaluated its deferred tax assets and determined that a valuation allowance was required.  This is a GAAP-only charge and has no impact to cash this year or in the future.  Autodesk will continue to monitor the application of this accounting rule and will consider reversing the valuation allowance when conditions warrant.

Autodesk previously established a valuation allowance against the Company’s deferred tax assets in the three months ended July 31, 2015. In the course of preparing the consolidated financial statements for the quarter ended October 31, 2015, Autodesk determined that it had understated tax expense by $33 million primarily related to the establishment of the valuation allowance. Autodesk evaluated the materiality of the error, quantitatively and qualitatively, and concluded it was not material to the Company’s condensed consolidated financial statements for the three and six month periods ended July 31, 2015.

However, in light of the significance of the error to the results for the three months ended October 31, 2015, Autodesk has determined to correct the error by revising the previously reported results for the three and six months ended July 31, 2015, to include the additional $33 million of income tax expense associated with the valuation allowance.

Incorporating these non-cash, GAAP only, revisions results in a ($270 million) provision for income taxes, a GAAP net loss of ($269 million) and GAAP diluted net loss per share of $(1.18) for the three months ended July 31, 2015. Autodesk is in the process of assessing the effect of these errors in connection with its evaluation of the effectiveness of the design and operation of its internal control over financial reporting and disclosure controls and procedures.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor." Autodesk's business outlook for the fourth quarter and full year fiscal 2016 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2016 is provided below or in the tables following these prepared remarks.

Fourth Quarter Fiscal 2016

Q4 FY16 Guidance Metrics	Q4 FY16 (ending January 31, 2016)
Revenue (in millions)	$620 - $640
EPS GAAP	($0.31) - ($0.27)
EPS Non-GAAP (1)	$0.08 - $0.12
_______________
(1) Non-GAAP earnings per diluted share exclude $0.25 related to stock-based compensation expense and $0.10 for the amortization of acquisition related intangibles, net of tax, and $0.04 related to non-cash GAAP tax charges.

Full Year Fiscal 2016

FY16 Guidance Metrics	FY16 (ending January 31, 2016)
Billings growth (1)	0.5% - 1.5%
Revenue (in millions) (2)	$2,475 - $2,495
GAAP operating margin	Approximately (1)%
Non-GAAP operating margin (3)	Approximately 10%
EPS GAAP (4)	($1.59) - ($1.55)
EPS Non-GAAP (5)	$0.72 to $0.76
Net subscription additions	310,000 - 330,000
_______________
(1) On a constant currency basis, billings growth would be 7% - 8%.
(2) On a constant currency basis, revenue growth would be 3% - 4%.
(3) Non-GAAP operating margin excludes 8% related to stock-based compensation expense and 3% for the amortization of acquisition related intangibles.
(4) GAAP net loss per diluted share includes $1.08 related to the non-cash GAAP tax charge primarily as a result of the $231 million valuation allowance established in Q2.  The charge reflects the business model transition and resulting reduction in our pre-tax U.S. GAAP profitability.
(5) Non-GAAP earnings per diluted share excludes $1.08 related to the non-cash GAAP tax charge primarily as a result of the valuation allowance established in Q2 of this year, $0.87 related to stock-based compensation expense, and $0.37 for the amortization of acquisition related intangibles, offset by $0.01 for gains on strategic investment.

The fourth quarter and full year fiscal 2016 outlook assume a projected annual effective tax rate of (170) percent and 27 percent for GAAP and non-GAAP results, respectively.

The majority of the euro, yen and Australian dollar denominated billings for our fourth quarter fiscal 2016 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2016 and the first three quarters of fiscal 2017 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign exchange gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies we hedge include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Map 3D®
•Maya®
•Revit® products (standalone)

“Suites” include the following product classes:

•AutoCAD® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites
•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Delcam® products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault® products
•All other products

Glossary of Terms

Annualized Recurring Revenue: Represents the annualized value of our average monthly recurring revenue for the preceding three months. The “maintenance” captures ARR relating to traditional maintenance attached to perpetual licenses. The “new model” captures ARR relating to desktop, cloud services, and enterprise offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

Annualized Revenue Per Subscription: Is calculated by dividing our annualized recurring revenue by total subscriptions.

Billings: Amounts billed to customers during the current fiscal period net of any partner incentives, hedge gains/losses, or other discounts.

License and Other revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our desktop subscription and enterprise offerings, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance: Our maintenance program provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Recurring Revenue: Represents the revenue for the period from our maintenance, desktop, cloud services and enterprise license offerings, including portions of revenue allocated to license & other revenue for those offerings. It excludes revenue from Autodesk Consulting Services, and subscription revenue related to education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Subscription revenue: Autodesk subscription revenue consists of three components:  (1) maintenance revenue from our software products; (2) maintenance revenue from our term-based desktop subscription and enterprise offerings; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our Maintenance, Desktop, cloud service and enterprise license offerings that are active and paid as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation. New Model subscriptions consist of Desktop, cloud service, enterprise license offerings, and subscriptions from Autodesk Shotgun product offerings.  Maintenance subscriptions consist of Maintenance subscriptions and subscriptions from Autodesk Delcam product offerings.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, the impacts of our business model transition, the impact of foreign exchange hedges, and statements regarding our strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2015 and Form 10-Q for the quarter ended July 31, 2015, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2015 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2016	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2016
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$647	$610	$600		$1,856
License and Other Revenue	$327	$291	$281		$898
Subscription Revenue	$320	$319	$319		$958

GAAP Gross Margin	86%	85%	85%		85%
Non-GAAP Gross Margin (1)(2)	88%	87%	87%		88%

GAAP Operating Expenses	$533	$512	$524		$1,569
GAAP Operating Margin	3%	1%	(2)%		1%
GAAP Net Income (Loss)	$19	$(269)	$(44)		$(293)
GAAP Diluted Net Income (Loss) Per Share (b)	$0.08	$(1.18)	$(0.19)		$(1.29)

Non-GAAP Operating Expenses (1)(3)	$477	$466	$469		$1,411
Non-GAAP Operating Margin (1)(4)	15%	11%	9%		12%
Non-GAAP Net Income (1)(5)	$69	$44	$33		$146
Non-GAAP Diluted Net Income Per Share (1)(6)(b)	$0.30	$0.19	$0.14		$0.63

Total Cash and Marketable Securities	$2,271	$2,952	$2,824		$2,824
Days Sales Outstanding	44	59	55
Capital Expenditures	$13	$17	$12		$42
Cash Flow from Operating Activities	$87	$77	$80		$244
GAAP Depreciation, Amortization and Accretion	$38	$36	$36		$110

Deferred Subscription Revenue Balance	$930	$1,004	$963		$963

Revenue by Geography:
Americas	$244	$236	$236		$716
Europe, Middle East and Africa	$245	$226	$225		$696
Asia Pacific	$157	$148	$139		$444
% of Total Rev from Emerging Economies	14%	15%	15%		15%

Revenue by Segment:
Architecture, Engineering and Construction	$237	$233	$225		$695
Manufacturing	$185	$171	$175		$531
Platform Solutions and Emerging Business	$185	$164	$161		$510
Media and Entertainment	$40	$41	$39		$120

Other Revenue Statistics:
% of Total Rev from Flagship	46%	45%	45%	45%
% of Total Rev from Suites	37%	37%	36%	37%
% of Total Rev from New and Adjacent	17%	18%	19%	18%
% of Total Rev from AutoCAD and AutoCAD LT	25%	24%	24%	25%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Billings	$(31)	$(50)	$(36)	$(117)
FX Impact on Total Net Revenue	$(22)	$(25)	$(28)	$(75)
FX Impact on Cost of Revenue and Total Operating Expenses	$22	$25	$24	$71
FX Impact on Operating Income	$—	$—	$(4)	$(4)

Gross Profit by Segment:
Architecture, Engineering and Construction	$217	$210	$202	$629
Manufacturing	$158	$151	$155	$465
Platform Solutions and Emerging Business	$163	$138	$136	$438
Media and Entertainment	$33	$32	$31	$95
Unallocated amounts	$(16)	$(14)	$(15)	$(46)

Common Stock Statistics:
GAAP Common Shares Outstanding	227.6	226.2	225.1	225.1
GAAP Fully Diluted Weighted Average Shares Outstanding	231.7	227.0	225.3	226.5
Shares Repurchased	1.6	2.1	3.2	6.9

Subscriptions (in millions):
Total Subscriptions	2.33	2.39	2.47	2.47

Annualized Recurring Revenue (ARR):
Maintenance Model ARR	$1,141	$1,133	$1,133	$1,133
New Model ARR	$180	$204	$221	$221
Total ARR	$1,321	$1,337	$1,354	$1,354

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year. See "Margin and EPS Review'' for information on the tax valuation allowance revision.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding net billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2016
(2) GAAP Gross Margin	86%	85%	85%		85%
Stock-based compensation expense	—%	—%	—%		1%
Amortization of developed technology	2%	2%	2%		2%
Non-GAAP Gross Margin	88%	87%	87%		88%

(3) GAAP Operating Expenses	$533	$512	$524		$1,569
Stock-based compensation expense	(47)	(38)	(47)		(133)
Amortization of purchased intangibles	(9)	(8)	(8)		(25)
Restructuring charges, net	—	—	—		—
Non-GAAP Operating Expenses	$477	$466	$469		$1,411

(4) GAAP Operating Margin	3%	1%	(2)%		1%
Stock-based compensation expense	8%	7%	8%		8%
Amortization of developed technology	2%	2%	2%		2%
Amortization of purchased intangibles	2%	1%	1%		1%
Restructuring charges, net	—%	—%	—%		—%
Non-GAAP Operating Margin	15%	11%	9%		12%

(5) GAAP Net Income (Loss)	$19	$(269)	$(44)		$(293)
Stock-based compensation expense	50	41	50		141
Amortization of developed technology	14	12	12		37
Amortization of purchased intangibles	9	8	8		25
(Gain) loss on strategic investments	(1)	(2)	—		(3)
Discrete GAAP tax (provision) benefit items	(3)	4	1		2
Establishment of valuation allowance on deferred tax assets	—	231	—		231
Income tax effect of non-GAAP adjustments	(19)	19	6		6
Non-GAAP Net Income	$69	$44	$33		$146

(6) GAAP Diluted Net Income (Loss) Per Share	$0.08	$(1.18)	$(0.19)	$(1.29)
Stock-based compensation expense	0.21	0.18	0.22	0.61
Amortization of developed technology	0.06	0.05	0.05	0.16
Amortization of purchased intangibles	0.04	0.04	0.03	0.11
Restructuring charges, net	—	—	—	—
(Gain) loss on strategic investments	—	(0.01)	—	(0.01)
Discrete GAAP tax (provision) benefit items	(0.01)	0.02	—	0.01
Establishment of valuation allowance on deferred tax assets	—	1.01	—	1.01
Income tax effect of non-GAAP adjustments	(0.08)	0.08	0.03	0.03
Non-GAAP Diluted Net Income Per Share	$0.30	$0.19	$0.14	$0.63

Reconciliation for Billings:
	Q116	Q216	Q316
Year over year change in GAAP net revenue	9%	(4)%	(3)%
Change in deferred revenue in the current period	(11)%	10%	(8)%
Change in hedge gain (loss) applicable to billings	4%	2%	—%
Change in acquisition related deferred revenue and other	1%	(1)%	2%
Year over year change in billings	3%	7%	(9)%

Reconciliation for Subscription Billings
	Q116	Q216	Q316
Year-over-year change in GAAP subscription revenue	16%	11%	7%
Change in deferred subscription in the current period	(20)%	31%	(14)%
Change in hedge gain (loss) applicable to subscription billings	5%	4%	1%
Change in acquisition related deferred subscription revenue and other	2%	6%	—%
Year-over-year change in subscription billings	3%	52%	(6)%

(a) Totals may not agree with the sum of the components due to rounding.

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$593	$637	$618	$665	$2,512
License and Other Revenue	$316	$350	$321	$354	$1,341
Subscription Revenue	$276	$287	$298	$310	$1,171

GAAP Gross Margin	87%	86%	86%	87%	86%
Non-GAAP Gross Margin (1)(2)	89%	89%	89%	89%	89%

GAAP Operating Expenses	$472	$499	$517	$561	$2,049
GAAP Operating Margin	7%	8%	2%	2%	5%
GAAP Net Income	$28	$31	$11	$12	$82
GAAP Diluted Net Income Per Share (b)	$0.12	$0.13	$0.05	$0.05	$0.35

Non-GAAP Operating Expenses (1)(3)	$427	$451	$467	$506	$1,850
Non-GAAP Operating Margin (1)(4)	17%	18%	13%	13%	15%
Non-GAAP Net Income (1)(5)	$74	$82	$58	$59	$272
Non-GAAP Diluted Net Income Per Share (1)(6)(b)	$0.32	$0.35	$0.25	$0.25	$1.17

Total Cash and Marketable Securities	$2,388	$2,169	$2,157	$2,299	$2,299
Days Sales Outstanding	50	52	55	63
Capital Expenditures	$15	$17	$28	$16	$76
Cash Flow from Operating Activities	$219	$96	$136	$257	$708
GAAP Depreciation, Amortization and Accretion	$36	$37	$37	$36	$146

Deferred Subscription Revenue Balance	$848	$839	$839	$937	$937

Revenue by Geography:
Americas	$206	$223	$231	$238	$898
Europe, Middle East and Africa	$226	$244	$238	$273	$980
Asia Pacific	$161	$170	$149	$154	$634
% of Total Rev from Emerging Economies	13%	15%	15%	16%	15%

Revenue by Segment:
Architecture, Engineering and Construction	$196	$218	$217	$242	$873
Platform Solutions and Emerging Business	$212	$208	$188	$189	$797
Manufacturing	$147	$168	$170	$190	$676
Media and Entertainment	$38	$44	$43	$43	$167

Other Revenue Statistics:
% of Total Rev from Flagship	50%	48%	47%	45%	48%
% of Total Rev from Suites	35%	36%	36%	37%	36%
% of Total Rev from New and Adjacent	14%	16%	17%	18%	16%
% of Total Rev from AutoCAD and AutoCAD LT	32%	29%	27%	25%	28%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(9)	$—	$(4)	$(11)	$(24)
FX Impact on Cost of Revenue and Total Operating Expenses	$2	$(2)	$3	$14	$17
FX Impact on Operating Income	$(7)	$(2)	$(1)	$3	$(7)

Gross Profit by Segment:
Architecture, Engineering and Construction	$176	$196	$194	$220	$786
Platform Solutions and Emerging Business	$191	$185	$167	$169	$712
Manufacturing	$133	$152	$153	$167	$604
Media and Entertainment	$29	$32	$32	$34	$127
Unallocated amounts	$(15)	$(16)	$(15)	$(15)	$(59)

Common Stock Statistics:
Common Shares Outstanding	227.5	227.2	227.2	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	231.6	232.4	231.5	232.2	232.4
Shares Repurchased	2.0	1.9	1.9	1.1	6.9

Subscriptions (in millions):
Total Subscriptions	1.94	2.01	2.13	2.23	2.23

Annualized Recurring Revenue (ARR):
Maintenance Model ARR	$987	$1,028	$1,071	$1,103	$1,103
New Model ARR	$79	$91	$110	$152	$152
Total ARR	$1,066	$1,119	$1,181	$1,255	$1,255

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding net billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
(2) GAAP Gross Margin	87%	86%	86%	87%	86%
Stock-based compensation expense	—%	—%	—%	—%	1%
Amortization of developed technology	2%	3%	3%	2%	2%
Non-GAAP Gross Margin	89%	89%	89%	89%	89%

(3) GAAP Operating Expenses	$472	$499	$517	$561	$2,049
Stock-based compensation expense	(32)	(38)	(41)	(46)	(157)
Amortization of purchased intangibles	(11)	(10)	(10)	(9)	(40)
Restructuring charges, net	(2)	(1)	—	—	(3)
Non-GAAP Operating Expenses	$427	$451	$467	$506	$1,850

(4) GAAP Operating Margin	7%	8%	2%	2%	5%
Stock-based compensation expense	6%	6%	7%	8%	7%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of purchased intangibles	2%	2%	2%	1%	1%
Restructuring charges, net	—%	—%	—%	—%	—%
Non-GAAP Operating Margin	17%	18%	13%	13%	15%

(5) GAAP Net Income	$28	$31	$11	$12	$82
Stock-based compensation expense	34	40	43	49	166
Amortization of developed technology	13	15	13	13	53
Amortization of purchased intangibles	11	10	10	9	40
Restructuring charges, net	2	1	—	—	3
Loss on strategic investments	4	3	1	16	23
Discrete GAAP tax provision items	(2)	(3)	(5)	(10)	(19)
Income tax effect of non-GAAP adjustments	(16)	(15)	(15)	(30)	(76)
Non-GAAP Net Income	$74	$82	$58	$59	$272

(6) GAAP Diluted Net Income Per Share	$0.12	$0.13	$0.05	$0.05	$0.35
Stock-based compensation expense	0.14	0.18	0.19	0.21	0.71
Amortization of developed technology	0.06	0.06	0.06	0.05	0.23
Amortization of purchased intangibles	0.05	0.04	0.04	0.04	0.17
Restructuring charges, net	0.01	—	—	—	0.01
Loss on strategic investments	0.02	0.01	—	0.07	0.10
Discrete GAAP tax provision items	(0.01)	(0.01)	(0.02)	(0.04)	(0.08)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.07)	(0.13)	(0.32)
Non-GAAP Diluted Net Income Per Share	$0.32	$0.35	$0.25	$0.25	$1.17

Reconciliation for Billings:
	Q115	Q215	Q315	Q415	FY15
Year over year change in GAAP net revenue	4%	13%	11%	13%	10%
Change in deferred revenue in the current period	8%	12%	13%	2%	8%
Change in hedge gain (loss) applicable to billings (c)	(1)%	(1)%	—%	2%	—%
Change in acquisition related deferred revenue and other	(2)%	2%	1%	(2)%	—%
Year over year change in Billings	9%	26%	25%	15%	18%

Reconciliation for Subscription Billings
	Q115	Q215	Q315	Q415	FY15
Year-over-year change in GAAP subscription revenue	12%	15%	15%	17%	15%
Change in deferred subscription revenue in the current period	14%	14%	17%	2%	10%
Change in hedge gain (loss) applicable to subscription billings (c)	(2)%	(1)%	1%	2%	—%
Change in acquisition related deferred subscription revenue and other	(6)%	1%	(1)%	(5)%	(3)%
Year-over-year change in subscription billings	18%	29%	32%	16%	22%

(c) Prior period was adjusted to conform with current period's presentation to include the effects from hedging on total net billings.